Exhibit 99.1

UNAUDITED PRO FORMA STATEMENT OF COMBINED CONSOLIDATED OPERATIONS
As used in this pro forma financial information, the terms “Tesoro,” the “Company,” “we,” “us” or “our” may refer to Tesoro Corporation, one or more of its consolidated subsidiaries or all of them taken as a whole.

On June 1, 2013, we acquired BP’s integrated Southern California refining, marketing, and logistics business from BP West Coast Products, LLC (“BP”) and other sellers (the “Los Angeles Acquisition”). The acquired assets include the 266 thousand barrel per day Carson refinery located adjacent to our Wilmington refinery, related marine terminals, land storage terminals, pipelines and product marketing terminals. The assets also include the ARCO® brand and associated registered trademarks, as well as a master franchisee license for the ampm® convenience store brand (the “ampm® Brand”) and the supply rights to approximately 835 branded dealer-operated and branded wholesale stations in central and southern California, Nevada and Arizona. Additionally, we acquired an anode coke calcining operation and a 51% ownership in the gas-fueled Watson cogeneration facility, both located at the Carson refinery. In conjunction with the acquisition, we also assumed certain environmental liabilities, primarily remediation obligations. Immediately subsequent to the Los Angeles Acquisition, Tesoro Logistics LP (“TLLP”) acquired from the Company certain terminal assets (the “Los Angeles Terminal Assets”), which was funded using $544 million in borrowings under TLLP’s revolving credit facility (the “TLLP Revolving Credit Facility”) and issuance of TLLP equity to Tesoro of $96 million.

The final purchase price of the assets acquired in the Los Angeles Acquisition (“Los Angeles Assets”) was $2.33 billion, including petroleum and non-hydrocarbon inventories of $1.1 billion. The Company financed the transaction with $552 million in cash on hand and with proceeds from (i) the borrowing of $700 million on the Company’s revolving credit facility, (ii) the borrowing of $500 million under the Company’s term loan credit facility and (iii) TLLP’s acquisition of the Los Angeles Terminal Assets which was primarily funded by TLLP from the borrowing of $544 million under the TLLP Revolving Credit Facility (collectively, the “Financing Transactions”). The Los Angeles Acquisition and the Financing Transactions are collectively referred to as the “Transactions.”

The purchase price allocation for the Los Angeles Acquisition is preliminary and is based on estimated fair values of the assets acquired and liabilities assumed at the acquisition date. Finalization of the purchase price allocation is pending the completion of an independent valuation, assessment of environmental and other contingencies, and our continued review of other facts and circumstances that existed as of the acquisition date that may come to our attention within our measurement period, which is not to exceed one year from the acquisition date.

The following unaudited pro forma statement of combined consolidated operations gives effect to the Transactions as if each had occurred on January 1, 2013.

The unaudited pro forma statement of combined consolidated operations is based on assumptions that we believe are reasonable and are intended for informational purposes only. It is not necessarily indicative of the results of operations that would have actually occurred had the Transactions taken place for the period presented. The unaudited pro forma statement of combined consolidated operations does not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of the Los Angeles Assets with our existing operations. The unaudited pro forma statement of combined consolidated operations includes allocations of corporate overhead in selling, general and administrative expenses related to the historical Los Angeles Assets financial statements totaling $40 million for the year ended December 31, 2013. We believe the actual incremental corporate overhead that we will incur will be less than the allocated amounts. Our unaudited pro forma statement of combined consolidated operations includes transaction and integration costs of approximately $62 million for the year ended December 31, 2013.

This unaudited pro forma statement of combined consolidated operations should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2013, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited combined financial statements of the Los Angeles Assets for the three months ended March 31, 2013 and 2012 included as Exhibit 99.2 to our Form 8-K/A dated August 2, 2013.

TESORO CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED CONSOLIDATED OPERATIONS
Year Ended December 31, 2013

	Tesoro (a)	Los Angeles Assets (a)
	Year Ended December 31, 2013	Three Months Ended March 31, 2013	Two Months Ended May 31, 2013	Pro Forma Adjustments		Tesoro Pro Forma
	(Dollars in millions, except per share amounts)
REVENUES	$37,601	$3,384	$2,525	$—		$43,510

COSTS AND EXPENSES:
Cost of sales	34,085	2,993	2,301	—		39,379
Operating expenses	1,911	257	137	(127)	(b)	2,179
				1	(c)
Selling, general and administrative expenses	337	87	54	—		478
Depreciation and amortization expense	489	48	31	(62)	(d)	515
				7	(b)
				2	(e)
Loss (gain) on asset disposals and impairments	24	(1)	(9)	—		14
OPERATING INCOME	755	—	11	179		945
Interest and financing costs, net	(151)	(1)	—	(15)	(f)	(167)
Interest income	2	—	—	—		2
Equity in earnings of equity method investments	11	—	—	—		11
Other income, net	63	—	—	—		63
EARNINGS (LOSS) BEFORE INCOME TAXES	680	(1)	11	164		854
Income tax expense	246	—	—	69	(g)	315
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS	434	(1)	11	95		539
Earnings from discontinued operations, net of tax	20	—	—	—		20
NET EARNINGS (LOSS)	454	(1)	11	95		559
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interest	42	—	—	(3)	(h)	39
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$412	$(1)	$11	$98		$520

NET EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
Basic	$2.90					$3.70
Diluted	$2.85					$3.64

WEIGHTED AVERAGE COMMON SHARES:
Basic	135.0					135.0
Diluted	137.3					137.3

See accompanying note to unaudited pro forma statement of combined consolidated operations.

NOTE A - BASIS OF PRESENTATION AND PRO FORMA ADJUSTMENTS
(a) Tesoro’s results for the year ended December 31, 2013, as reported in our Annual Report on Form 10-K filed on February 24, 2014, include the results of operations for the Los Angeles Assets from our acquisition on June 1, 2013. We have combined Tesoro’s results with the the Los Angeles Assets’ unaudited combined statement of operations for the three months ended March 31, 2013, included as part of Exhibit 99.2 to our Form 8-K/A dated August 2, 2013, and unaudited results of operations for the two month period ended May 31, 2013 to present our unaudited pro forma statement of combined consolidated operations for the year ended December 31, 2013.

(b) Deferred turnaround costs were expensed as incurred in the Los Angeles Assets’ historical combined statement of operations; however, we capitalize these amounts under our accounting policy. The adjustment reflects capitalization of $127 million in deferred turnaround spending for the five months ended May 31, 2013, and the related additional amortization expense of $7 million for such period.

(c)	Reflects franchise fees Tesoro would pay to BP for the use of the ampm® Brand under the master franchisee license agreement in place after the acquisition.

(d) Reflects an adjustment to historical depreciation expense based on our preliminary fair value estimate for property, plant and equipment at acquisition date of $1.1 billion.

(e) Reflects the amortization of acquired intangible assets based on our preliminary fair value estimate for acquired intangibles at acquisition date of $63 million.

(f) Reflects additional interest expense incurred based on the Financing Transactions to fund the Los Angeles Acquisition at a weighted average rate of 2.09%.

(g) Represents the income tax effect of the historical results of the Los Angeles Assets and pro forma adjustments above at an effective tax rate of 39.7% for the five months ended May 31, 2013.

(h) Represents the adjustment to TLLP’s noncontrolling interest related to the TLLP Revolving Credit Facility due to increased interest expense on the $544 million of borrowings outstanding, decreased commitment fees and related amortization of the deferred financing costs incurred to increase the loan availability.

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